EXHIBIT 11.1
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                        Years Ended December 31,
                                                        1995      1994      1993
                                                        ----      ----      ----
(In thousands, except per share amounts)

PRIMARY

    Average shares outstanding                        11,480    10,623     8,782

    Net effect of dilutive stock options--
       based on the treasury stock method
       using average market price                        473       229       200
                                                         ---       ---       ---

                                            TOTAL     11,953    10,852     8,982
                                                      ======    ======     =====

Income from continuing operations                     $8,451    $5,949    $3,896
                                                      ------    ------    ------
Net income                                            $8,451    $5,949    $3,896
                                                       =====    ======    ======

Income per share:
    Continuing operations                               $.71    $  .55    $  .43
                                                        ----     -----      ----
Net income                                              $.71    $  .55    $  .43
                                                         ===      ====      ====

FULLY DILUTED

    Average shares outstanding                        11,480    10,623     8,782

    Neteffect of dilutive stock options--
    based on the treasury  stock method
    using the year-end market price, if
    higher than the average market price                 496       229       236
                                                         ---       ---       ---

                                            TOTAL     11,976    10,852     9,018
                                                      ======    ======     =====

Income from continuing operations                     $8,451    $5,949    $3,896
                                                      ------    ------    ------
Net income                                            $8,451    $5,949    $3,896
                                                       =====    ======    ======

Income per share:
    Continuing operations                               $.71    $  .55    $  .43
                                                        ----      ----      ----
Net income                                              $.71    $  .55    $  .43
                                                         ===     =====      ====


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The  Computation  of Per Share  Earnings for all periods  have been  restated to reflect the acquisitions of American Telcom Corp. of Georgia, Inc. and Access West, Inc. in May 1995, each accounted for as a pooling of interests.